Exhibit 99.1
Corporate Media Contact:
Jenni Rosenberg/Thea Lavin
Schwartz Communications, Inc.
415-512-0770
artes@schwartz-pr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
ARTES MEDICAL REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
SAN DIEGO, CA — August 9, 2007 — Artes Medical, Inc. (Nasdaq:ARTE), a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for men and women, today reported recent company highlights and financial results for the second quarter ended June 30, 2007.
Recent Company Highlights
•	Total revenues were $4.2 million for the first six months of 2007, which includes ArteFill® product sales of $3.5 million and technology license revenues of $732,000.

•	Over 800 physicians have opened accounts with Artes Medical in order to offer ArteFill to their patients. Of these 800 physicians, over 600 board certified dermatologists, plastic surgeons, and cosmetic surgeons have completed their ArteFill training and are currently listed on the “Find A Doctor” physician locator on the ArteFill.com website, providing consumers the opportunity to easily identify an ArteFill-trained physician in their area.

•	Presentation of 5 year U.S. pivotal study results were presented by Steven R. Cohen, M.D., F.A.C.S., Clinical Professor, Division of Plastic Surgery, University of California, San Diego, School of Medicine and lead ArteFill clinical investigator, at the annual meeting of the American Society for Aesthetic Plastic Surgery (ASAPS) in April 2007 in New York City. Additionally at ASAPS, over 400 physicians observed a live demonstration showing the straightforward nature of ArteFill’s injection technique.

•	Greg J. Kricorian, M.D., Chief Medical Officer joined the Artes Medical team, and will have responsibility for Clinical Development and Medical Affairs. He will also chair the Artes Medical Advisory Board, and enhance the Company’s involvement in the medical community.

•	Artes announced the creation of a new wholly-owned subsidiary formed in order to pursue the development and commercialization of new and innovative medical applications of Artes Medical’s proprietary microsphere tissue bulking technology through collaborative agreements with third parties.
“We are pleased with our physician training efforts, and we now have over 600 physicians on our “Find a Doctor” website locator. We are now accelerating our marketing efforts to increase both consumer and physician awareness of ArteFill’s differentiated formulation that provides a safe and long-lasting solution for wrinkle correction of smile lines,” said Diane S. Goostree, President and Chief Executive Officer.
Financial Results
The Company reported total revenues of $2.8 million for the three months ended June 30, 2007, which included ArteFill product sales of $2.1 million and technology license revenues of $732,000. The Company reported a net loss of $6.7 million for the three months ended June 30, 2007, an increase of $0.5 million compared to three months ended June 30, 2006 of $6.2 million. Gross profit for the three months ended June 30, 2007 was $628,000, which included an obsolete inventory reserve provision of $475,000 related to expired product produced in 2006 in anticipation of an earlier FDA approval and product launch. Total operating expenses for the three months ended June 30, 2007 were $7.5 million, an increase of $1.1 million, over the three months ended June 30, 2006 operating expenses of $6.4 million. The increase in second quarter 2007 operating expenses compared to second quarter 2006 is primarily attributable to the transition of the Company from a development stage organization to a commercial operation required in order to manufacture and distribute our FDA-approved product ArteFill.
Cash, cash equivalents and short-term investments were $31.0 million as of June 30, 2007.
Conference Call and Webcast Information
Artes Medical will host a webcast and conference call today, August 9, 2007 at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) to discuss the financial results. The dial-in numbers are (866) 543-6408 for domestic callers, and (617) 213-8899 for international callers. The passcode for both domestic and international callers is 39932848. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.artesmedical.com. Participating in the call will be Diane S. Goostree, President and Chief Executive Officer, and Peter C. Wulff, Executive Vice President and Chief Financial Officer.
After the live webcast, the call will remain available on Artes Medical’s web site for at least 30 days following the presentation. In addition, a telephonic replay of the call will be available for 7 days. The replay dial-in numbers are (888) 286-8010 for domestic callers, and (617) 801-6888 for international callers. The passcode for both domestic and international callers is 17317938.
About ArteFill®
ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments.
ArteFill was approved by the FDA in October 2006 based on data from the Company’s 12-month controlled, randomized, double-masked, multi-center U.S. clinical trial, which compared outcomes for patients treated with ArteFill with those of patients treated with the leading bovine collagen-based filler. At the 6-month evaluation, which was the primary efficacy evaluation period for the clinical trial, the wrinkle correction in patients treated with ArteFill persisted and showed statistically significant improvement compared to the wrinkle correction in the patients treated with the collagen control, who returned to their pretreatment status. The ArteFill patients were also evaluated one year after treatment, demonstrating continued safety and wrinkle correction.

In February 2007, the Company announced it completed a 5-year follow-up study of 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial.
In addition to demonstrating the safety profile of ArteFill, the study showed statistically significant (p<0.001) improvement in patient wrinkle correction five years after the patient’s last ArteFill treatment, and a statistically significant (p=0.002) improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period. As part of the study, physician investigators and patients were asked to provide their assessment of ArteFill treatment. Over 90% of the physician assessments were either “completely successful” or “very successful;” and over 90% of the patient assessments were either “very satisfied” or “satisfied.” In March 2007, the Company submitted the data from the study to the FDA for review in order to enhance the product labeling for ArteFill.
An ArteFill Skin Test is required before initial treatment. The most common adverse events associated with ArteFill treatment, similar to those observed with other dermal fillers, are lumpiness, persistent swelling or redness and increased sensitivity at the injection site.
ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, and is the only PMMA-based injectable product that has been approved by the FDA for the treatment of facial wrinkles. Artes Medical is the sole manufacturer of ArteFill, which is only available in the United States through our Company, and we have not entered into distribution or licensing arrangements with any third party for the distribution or sale of ArteFill outside the United States.
About Artes Medical, Inc.
Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. There were approximately two million dermal filler procedures in the U.S. in 2006, an increase of 25% over the prior year, according to the American Society of Aesthetic Plastic Surgeons, or ASAPS. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
This news release may contain forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, and its future receipt of FDA approval to enhance the product label for ArteFill to extend the efficacy period of ArteFill beyond six months, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
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Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.

ARTES MEDICAL, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Product sales	$2,055	$—	$3,497	$—
License revenue	732	390	732	390

Total revenues	2,787	390	4,229	390

Cost of product sales	2,159		3,879

Gross profit	628	390	350	390

Operating expenses:
Research and development	1,136	1,530	2,168	4,479
Selling, general and administrative	6,327	4,868	11,897	8,062

Total operating expenses	7,463	6,398	14,065	12,541

Loss from operations	(6,835)	(6,008)	(13,715)	(12,151)
Interest income	394	233	871	302
Interest expense	(263)	(457)	(531)	(2,387)
Other income (expense), net	(3)	(12)	10	(31)

Loss before benefit for income taxes	(6,707)	(6,244)	(13,365)	(14,267)
Benefit for income taxes	51	58	100	100

Net loss	$(6,656)	$(6,186)	$(13,265)	$(14,167)

Historical net loss per common share:
Net loss per common share — basic and diluted	$(0.40)	$(4.59)	$(0.81)	$(10.71)

Weighted average shares — basic and diluted	16,459,103	1,347,993	16,411,789	1,322,884

(1)	On December 26, 2006, the Company closed its initial public offering. Immediately prior to the closing of the Company’s initial public offering, all outstanding shares of the Company’s preferred stock were converted into shares of common stock and warrants to purchase shares of common stock were exercised. The impact of the Company’s initial public offering on its common stock outstanding is as follows at December 31, 2006:

Capitalization summary upon closing of initial public offering:
Common stock issued and outstanding pre initial public offering	1,427,400
Initial public offering sale of common stock	5,290,000
Conversion of preferred stock upon initial public offering into common stock	9,367,512
Cash exercise of warrants to purchase common stock upon initial public offering	276,334

16,361,246

ARTES MEDICAL, INC.
Condensed Consolidated Balance Sheet
(in thousands)

	June 30,	Dec. 31,
	2007	2006
	(unaudited)

Assets:
Cash, cash equivalents, and marketable securities	$30,964	$46,258
Accounts receivable	642	—
Inventory	6,419	4,761
Other current assets	877	406

Total current assets	38,902	51,425
Property and equipment, net	5,113	5,271
Intellectual property, net	2,981	3,578
Deposits and other assets	346	339

Total assets	$47,342	$60,613

Liabilities and stockholders’ equity:
Current liabilities	$10,572	$12,019
Long-term obligations	3,363	4,040
Deferred tax liability	1,273	1,368

Total liabilities	15,208	17,427

Total stockholders’ equity	32,134	43,186

Total liabilities and stockholders’ equity	$47,342	$60,613

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